UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: February 2, 2011

ARTVENTIVE MEDICAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-144226	26-0148468
State or other jurisdiction of incorporation	Commission File Number	IRS Identification No.

1797 Playa Vista
San Marcos, CA 92078

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code:  (760) 471-7700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 2, 2011, the Board of Directors accepted the resignations of H. James Graham as President of the Company, and Leon Rudakov as Chief Executive Officer.  Mssrs. Graham and Rudakov retain their positions on the Board of Directors.  Mr. Graham has also retained his position as Chief Financial Officer and Mr. Rudakov has also retained his position as Chief Technology Officer.

There have been no disagreements between Mssrs. Graham and Rudakov and the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.  The Company has provided Mssrs. Graham and Rudakov a copy of the disclosures it is making in this Item 5.02 no later than the day of filing this Form 8-K with the SEC.  The Company has also provided them  the opportunity to furnish the Company, as promptly as possible, a letter addressed to the Company stating whether he agrees with the statements made by the Company in this Item 5.02, and, if not, stating the respects in which they do not agree.  The Company will file any letter received from Mr. Graham or Mr. Rudakov by the Company with the SEC as an exhibit by an amendment to this Form 8-K within two business days after receipt by the Company.

On February 2, 2011, H. James Graham was appointed as Chief Executive Officer.  Mr. Graham also serves as the Chief Financial Officer and the Chairman of the Board of Directors.  On February 2, 2011, Leon Rudakov was appointed as the President.  Mr. Rudakov also serves as a the Chief Technology Officer and a member of the Board of Directors.  Following is a brief description of each officer’s business experience for the past five years.

H. James Graham has acted as President and Chairman of the Board of the Company since 2010.  He also served as president and CEO of a number of successful corporations including start-up companies.  From 2006 to 2010, Mr. Graham developed global business plans and marketing strategies in addition to drafting and negotiating international management and distribution agreementsfor Capital Strategies Group, of Vancouver, BC.  In 2000, Mr. Graham co-founded CyberBroadcastOne Inc., an interactive broadcast company based on the foundation of education, entertainment and commerce.  Mr. Graham served as the President and CEO through 2006.  From 1993 to 2007, he served as a member of the Board of Directors of Kodiak Oil and Gas, an emerging oil and gas company with its head office in Denver, Colorado and operations throughout America.  The Company’s shares were traded on the Venture Stock Exchange (TSX) until 2007 and are now listed on the American Stock Exchange (AMX) under the symbol KOG.  In 1998, Mr. Graham co-founded Pyrotech International Ltd., Singapore, a corporation committed to the development of a revolutionary fire fighting gel recognized globally under the brand name Barricade.  Mr. Graham served as CEO from 1998 to 2000.

Previously, Mr. Graham co-founded and was the President of Tri-Pacific Resources Corporation, Hong Kong, a technology based corporation specializing in onboard power supply and energy management systems.  He also served as President of Hunter Douglas Canada, Inc., the world’s largest vertically integrated supplier of aluminum and home fashions products to the international market.  Hunter Douglas acquired the HJ Graham Company Ltd. in 1989 which was previously founded and headed by Mr. Graham until the acquisition.  Mr. Graham also served on the Board of Directors of Bradbury International, Ltd., a diversified Canadian financial investment corporation, trading on the Vancouver Stock, Exchange.

Dr. Leon Rudakov has more than 25 years experience in R&D, engineering, product development and project management. He holds a Ph.D. in mechanical engineering from the Moscow Institute of Aviation, and completed Business Executive Program at the Fuqua Business School of the Duke University, NC. He held several executive management and R&D positions with international corporations and start-up companies.

In 2003 Dr. Rudakov joined Merlin Medical, a Singapore-based company, where he held the position of vice-president of Research and Development and Chief Technology Officer. He was responsible for the company's business strategy, and directed its product development and regulatory pathway. Under his leadership the Company developed a new, unique intracranial device for the treatment of intracranial aneurysms with significant potential for the treatment of ischemic disease. He also established the Company intellectual property and led the device development from the initial concept formulation to its production and the clinical studies in several European Union countries. Dr. Rudakov also developed the coronary stent "X'Calibur" and its delivery catheter through to its CE Mark approval and current market presence in Asia.

Dr. Rudakov also served as a Director of Engineering with the Silicon Valley corporation CardioVasc Inc., and led a cross functional group of engineers through the production of several coronary devices, from development to commercial success. Among these CardioVasc projects, Dr. Rudakov led the development of a new coronary stent and delivery system, which subsequently sold to the Japanese corporation "Goodman Co". He also participated in the device regulatory process leading to its approval in Japan.

Additionally, Dr Rudakov, managed development of a coated stent-graft, for the treatment of failing saphenous vein graft (SVG). This device has received CE Mark and is marketed and sold in the EU by the CardioVasc Corporation.

Dr. Rudakov has served as a Regional Director of Operations for Booz Allen & Hamilton, a worldwide leader in management consulting. He managed the company's operations and regional business development, while working with key corporate clients, providing strategic business planning, corporate restructuring and re-engineering.

Since 2009, Dr. Rudakov joined ArtVentive Medical, ofSan Marcos, California, as Chief Executive Officer and Chief Technology Officer.

There are no family relationships between Mr. Graham and any member of the Board of Directors or any other officer of the Company.  There have been no transactions since the beginning of the Company’s last fiscal year, or any proposed transaction, in which the Company was or is to be party and in which Mr. Graham had or will have a direct or indirect material interest.

SIGNATURES

ARTVENTIVE MEDICAL GROUP, INC.

/s/ H. James Graham

H. James Graham, Chief Executive Officer